Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: Bill Austin
Thursday, June 26, 2008	(713) 651-4300

KEY ENERGY ANNOUNCES APPOINTMENT OF

NEWTON W. WILSON III AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

HOUSTON, TX, June 26, 2008 – Key Energy Services, Inc. (NYSE: KEG) announced today that effective June 25, 2008, Newton W. “Trey” Wilson III has been promoted to Executive Vice President and Chief Operating Officer.  Mr. Wilson joined the Company in January 2005 and has served as its Senior Vice President, General Counsel and Secretary.

Commenting on the appointment of Mr. Wilson, Dick Alario, Chairman and Chief Executive Officer, said “In addition to his prior duties, Trey has been a leader in the strategic and operational decisions of the Company, including his heavy involvement with the successful development and execution of our international growth plan. His long history in the E&P sector, a keen knowledge of the energy business and years of experience at the Company uniquely prepare Trey to lead our operating groups to the next level of growth and value for our customers and shareholders. I have the utmost confidence in and respect for Trey and know his leadership will have very powerful and positive impact on all aspects of the Company.”

Mr. Wilson received a B.B.A. from Southern Methodist University in 1972 and a J.D. from the University of Texas in 1975.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

1301 McKinney Street, Suite 1800, Houston, TX 77010